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                                                           OMB APPROVAL
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------                                              OMB Number:      3235-0362
FORM 5                                              Expires: December 31, 2001
------                                              Estimated average burden
                                                    hours per response.... 1.0
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] CHECK BOX IF NO
    LONGER SUBJECT TO
    SECTION 16. FORM
    4 OR FORM 5
    OBLIGATIONS MAY
    CONTINUE. SEE            Filed pursuant to Section 16(a) of the Securities
    INSTRUCTION 1(b).                        Exchange Act of 1934,
[ ] FORM 3 HOLDINGS                  Section 17(a) of the Public Utility
    REPORTED                 Holding Company Act of 1935 or Section 30(f) of
[ ] FORM 4                              the Investment Company Act
    TRANSACTIONS                                   of 1940
    REPORTED

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 1. Name and Address of Reporting Person*     2. Issuer Name and Ticker or Trading Symbol  6. Relationship of Reporting Person(s) to
    Schaeffer      Peter                         NEON Systems, Inc.  (NESY)                   Issuer (Check all applicable)
-------------------------------------------    ---------------------------------------------     X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year             Officer (give    Other (specify
    14100  Southwest Frwy, Suite 500              Person (Voluntary)      Fiscal year ended     ----        title ---       below)
-------------------------------------------                                  3/31/01                        below)
                 (Street)                         --------------------    -------------------
                                                                          5. If Amendment,
    Sugar Land      TX        77478                                          Date of Original       -------------------------------
-------------------------------------------                                   Month/Year)
  (City)           (State)           (Zip)                                                   7. Individual or Joint/Group Reporting
                                                                          ------------------         (Check applicable line)

                                                                                                 X    Form Filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form Filed by More than
                                                                                                ----  One Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security         2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                   action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                 Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                (Month/      (Instr.                                   end of Issuer's     Direct         Benefi-
                                 Day/        8)                                        Fiscal Year         (D) or         cial
                                 Year)                 ----------------------------    (Instr. 3 and 4)    Indirect       Owner-
                                                       Amount    (A) or      Price                         (I)            ship
                                                                 (D)                                       (Instr. 4)     (Instr. 4)

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*If the form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                                                                              (Over)
                                                                                                                     SEC 2270 (3-99)
                    POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM
                    ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion               Number of
                                                                (A)     (D)    cisable Date       Title   Shares
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Common Stock              $20.938        4/1/00        A        75,000         (1)     4/1/10     Common   75,000
                                                                                                  Stock
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9. Number of           10. Ownership               11. Nature of
   Derivative              of Derivative               Indirect
   Securities              Security:                   Beneficial
   Beneficially            Direct (D)                  Ownership
   Owned at End            or Indirect (I)             (Instr. 4)
   of Year                 (Instr. 4)
   (Instr. 4)

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    6,500                  D
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Explanation of Responses:
(1) Option granted under the issuer's 1999 Long-Term Incentive Plan and subsequently cancelled pursuant to his termination as an officer of the Company effective February 28, 2001.

                                                                                         /s/ Peter Schaeffer**          May 10, 2001
                                                                                        ------------------------------- ------------
                                                                                        **Signature of Reporting Person     Date
                                                                                         *As Attorney-in-Fact

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note. File three copies of this Form, one of which must be manually signed.                                                   Page 2
      If space is insufficient, see Instruction 6 for procedure.                                                     SEC 2270 (3-99)


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.